  As filed with the Securities and Exchange Commission on August 13, 2001

                                                      Registration No. 333-62006

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 5

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                                ---------------

                              MAX RE CAPITAL LTD.
             (Exact Name of Registrant as Specified in Its Charter)

                                ---------------

         Bermuda                     6719                  Not Applicable
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of              Industrial             Identification No.)
     Incorporation or         Classification Code
      Organization)                 Number)

                                ---------------

                                  Ascot House
                                28 Queen Street
                                 Hamilton HM 11
                                    Bermuda
                           Telephone: (441) 296-8800
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------

                             CT Corporation System
                               111 Eighth Avenue
                            New York, New York 10011
                           Telephone: (212) 590-9200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ---------------

                                With a copy to:

   Stephen E. Older, Esq.     Lisa J. Marshall,       Peter R. O'Flinn, Esq.
   Kerry E. Berchem, Esq.            Esq.            John M. Schwolsky, Esq.
 Akin, Gump, Strauss, Hauer     Conyers Dill &       LeBoeuf, Lamb, Greene &
       & Feld, L.L.P.              Pearman                MacRae, L.L.P.
     590 Madison Avenue        Clarendon House          125 W. 55th Street
  New York, New York 10022     2 Church Street       New York, New York 10019
 Telephone: (212) 872-1000     Hamilton, HM 11,     Telephone: (212) 424-8000
                                   Bermuda

                          Telephone: (441) 295-1422
                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                      CALCULATION OF REGISTRATION FEE


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
                                        Proposed Maximum          Amount of
Title of Shares to be Registered  Aggregate Offering Price (1) Registration Fee
-------------------------------------------------------------------------------
Common Shares, par value $1.00
 per share.....................           $303,913,370           $75,978 (2)
-------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.


(2) $71,875 of such fee was paid previously.


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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


                             EXPLANATORY NOTE


   This Amendment No. 5 to the Registration Statement (No. 333-62006) on Form S-1 of Max Re Capital Ltd. is being filed for the sole purpose of increasing the filing fee paid to the Securities and Exchange Commission, filing Exhibit 4.1, Specimen Common Share Certificate and adding Exhibit 10.15, Insurance Management Agreement, to the Registration Statement.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common shares being registered hereby. All of such expenses are estimates, other than the filing and quotation fees payable to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the Nasdaq National Market.


     Filing Fee--Securities and Exchange Commission................. $   75,978
     Filing Fee--National Association of Securities Dealers, Inc....     30,500
     Quotation Fees--The Nasdaq National Market.....................     95,000
     Fees and Expenses of Counsel...................................  1,600,000
     Printing Expenses..............................................    450,000
     Fees and Expenses of Accountants...............................    225,000
     Blue Sky Fees and Expenses.....................................     10,000
     Miscellaneous Expenses.........................................     13,522
                                                                     ----------
     Total.......................................................... $2,500,000
                                                                     ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Bye-law 31 of the Registrant's bye-laws provides that: (a) the directors, officers, employees and agents of the Registrant, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain in or about the execution of their duty or in their respective offices, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices, or in relation thereto, provided, that, this indemnity shall not extend to any matter prohibited by the Bermuda Companies Act 1981; (b) expenses (including, without limitation, attorneys' fees) actually and reasonably incurred by any director, officer or employee of the Registrant in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the Registrant; provided, that if it is determined under the bye-laws that there is no reasonable basis to believe that such person is entitled to be indemnified by the Registrant, then no expense shall be advanced; and (c) the indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to hold the position for which such person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such person.

   Bye-law 32 of the Registrant's bye-laws provides that the Registrant and each member agrees to waive any claim or right of action it might have, whether individually or by or in the right of the Registrant, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Registrant, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

   Reference is made to the form of Underwriting Agreement to be filed as
Exhibit 1.1 hereto for provisions providing that the Underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

   Reference is made to the Shareholders' Agreement to be filed as Exhibit
10.1 hereto for provisions providing that the Registrant and certain holders of common shares and warrants are each obligated to indemnify the other for certain actions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   Since its formation, the Registrant has issued unregistered securities as described below. None of the transactions involved any underwriters, underwriting discounts or commissions, or any public offering and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or Regulation S for offerings of securities outside of the United States. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

   (1) On December 22, 1999, the Registrant (a) sold 14,748,830 common shares and warrants to acquire 375,159 common shares to certain accredited investors for an aggregate price of $221,232,450 and (b) granted to certain of its employees warrants to acquire 822,227 common shares. In addition, on this date, the Registrant's subsidiary, Max Re Ltd., sold 7,319,232 non-voting common shares and warrants to acquire 2,979,201 non-voting common shares to certain accredited investors for an aggregate price of $109,789,980. The sales of shares and warrants were made in reliance on Regulation D of the Securities Act and the grants of warrants were made in reliance on Regulation S of the Securities Act.

   (2) On March 31, 2000, the Registrant sold 11,990,886 common shares to certain accredited investors for an aggregate price of $179,863,290. Pursuant to the terms of warrants held by certain investors and employees, in connection with this sale of shares, (a) the Registrant issued to such investors and employees warrants to acquire 887,066 common shares and (b) Max Re Ltd. issued to such investors warrants to acquire 1,710,814 non-voting common shares. The sale of shares was made in reliance on Regulation D of the Securities Act and the grants of warrants were made in reliance on Regulation S of the Securities Act.

   (3) During the period from June 2000 to July 2000, the Registrant sold 674,543 common shares to certain accredited investors and certain of its employees for an aggregate price of $10,118,145. The sales of shares were made in reliance on Regulation D or Regulation S of the Securities Act.

   (4) During the period from August 2000 to April 2001, the Registrant sold 259,037 common shares to certain accredited investors and certain of its employees for an aggregate price of $4,149,892. In addition, during the period from June 2000 to February 2001, the Registrant granted 248,500 restricted common shares to certain of its employees. Pursuant to the terms of warrants held by certain investors and employees, in connection with these sales and grants, (a) the Registrant issued to such investors and employees warrants to acquire 29,818 common shares and (b) Max Re Ltd. issued to such investors warrants to acquire 67,086 non-voting common shares. The sales of shares were made in reliance on Regulation D of the Securities Act and the grants of warrants were made in reliance on Regulation S of the Securities Act.

   (5) On May 10, 2001, the Registrant sold 833,333 common shares to Bayerische Hypo- und Vereinsbank AG, a German bank, for an aggregate price of $14,999,994. Pursuant to the terms of warrants held by certain investors and employees, in connection with this sale, (a) the Registrant issued to such investors and employees warrants to acquire 50,002 common shares and (b) Max Re Ltd. issued to such investors warrants to acquire 112,500 non-voting common shares. The sale of shares was made in reliance on Regulation D of the Securities Act and the grants of warrants were made in reliance on Regulation S of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits


 Exhibit
 Number  Description of Document
 ------- -----------------------
 ** 1.1  Form of Underwriting Agreement.
 ** 3.1  Memorandum of Association.
 ** 3.2  Bye-Laws.
    4.1  Specimen Common Share Certificate.
 ** 4.2  Form of Warrant of Max Re Ltd.
 ** 4.3  Form of Management Warrant.
 ** 4.4  Form of Warrant issued to Western General Insurance, Ltd.
 ** 5.1  Opinion of Conyers Dill & Pearman.
 ** 8.1  Opinion of Conyers Dill & Pearman (included in Exhibit 5.1).
 ** 8.2  Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
 **10.1  Form of Shareholders' Agreement, dated as of December 22, 1999, among the Registrant, Max Re Ltd. and certain other signatories.
 **10.2  Employment Agreement, dated as of December 15, 1999, between W.
         Dave Brining and the Registrant.
 **10.3  Employment Agreement, dated as of August 1, 1999, as amended, between Robert J. Cooney and the Registrant.
 **10.4  Employment Agreement, dated as of December 15, 1999, between
         Philip R. Kruse and the Registrant.
 **10.5  Employment Agreement, dated as of December 15, 1999, between
         Keith S. Hynes and the Registrant.
 **10.6  Employment Letter, dated as of April 2000, between Peter Minton and the Registrant.
 **10.7  2000 Stock Incentive Plan.
 **10.8  Securities Purchase Agreement among Moore Holdings, LLC, Max Re
         Ltd. and the Registrant.
 **10.9  Securities Purchase Agreement among Capital Z Investments, LP,
         Max Re Ltd. and the Registrant.
 **10.10 Subscription Agreement between Western General Insurance, Ltd.
         and the Registrant.
 **10.11 Amended and Restated Letter of Credit Reimbursement Agreement
         among Max Re Ltd., Fleet National Bank, Citibank, N.A. and Bank
         of America, N.A.
 **10.12 Bayerische Hypo- und Vereinsbank AG Commitment Letter.
 **10.13 Investment Management Agreement dated as of May 1, 2000, between
         General Re NEAM and Max Re Ltd.
 **10.14 Amended and Restated Customer Agreement and Trading
         Authorization, dated as of           2001, between Moore Capital
         Management, Inc. and Max Re Diversified Strategies, Ltd.
   10.15 Insurance Management Agreement among Max Re Managers Ltd., Max
         Re Capital Ltd., Baycrische Hypo- Und Vereinsbank AG and Grand
         Central Rc Limited dated as of May 10, 2001.
 **21.1  Subsidiaries of the Registrant.
 **23.1  Consent of Conyers Dill & Pearman (included in Exhibit 5.1).
 **23.2  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 8.2).
 **23.3  Consent of KPMG.
 **24.1  Power of Attorney (included as part of the signature pages).
 **99.1  Form F-N.

--------


**Previously filed.

ITEM 17. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 5 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN HAMILTON, BERMUDA, ON THE 13TH DAY OF AUGUST, 2001.


                                          Max Re Capital Ltd.

                                          By:           *
                                             _______________________________
                                          Name: Robert J. Cooney
                                          Title: Chief Executive Officer and
                                           President

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 13TH DAY OF AUGUST, 2001.


              Signature                                Title
              ---------                                -----

                  *                   Director, Chairman, President and
  ___________________________________ Chief Executive Officer
           Robert J. Cooney

                  *                   Executive Vice President--Property and
  ___________________________________ Casualty Operations
            W. Dave Brining

          /s/ Keith S. Hynes          Executive Vice President and Chief
  ___________________________________ Financial Officer
            Keith S. Hynes

                  *                   Executive Vice President--Life and
  ___________________________________ Annuity Operations
          Philip R. Kruse


              Signature                                Title
              ---------                                -----

                  *                   Executive Vice President and Chief Risk
  ___________________________________ Officer
            Peter A. Minton

                  *                   Director
  ___________________________________
           Louis Moore Bacon

                  *                   Deputy Chairman and Director
  ___________________________________
           Zack H. Bacon III

                  *                   Director
  ___________________________________
            Stephan W. Bub

                  *                   Director
  ___________________________________
           Laurence W. Cheng

                  *                   Director
  ___________________________________
              Glenn Dubin

                  *                   Director
  ___________________________________
          Willis T. King, Jr.

                  *                   Director
  ___________________________________
           Peter J. Rackley

                  *                   Director
  ___________________________________
             James L. Zech

                  *                   Director
  ___________________________________
    Mario P. Torsiello (authorized
     representative in the United
                States)

                  *                   Director
  ___________________________________
           William H. Heyman

                  *                   Director
  ___________________________________
            Steven M. Skala

                  *
 By:_________________________________
            Keith S. Hynes
           Attorney-in-fact